Exhibit 99.1

Press

Release

Contact:                      Mark E. Patten, Sr. Vice President and CFO

                    mpatten@ctlc.com

Phone:                        (386) 944-5643

Facsimile:                   (386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS THIRD QUARTER 2015 EARNINGS OF $0.36 PER SHARE

DAYTONA BEACH, FLORIDA, October 27, 2015. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced its operating results and earnings for the quarter ended September 30, 2015.

OPERATING RESULTS

Operating results for the quarter ended September 30, 2015 (as compared to the same period in 2014):

•	Net income was $0.36 per share, a decrease of $0.24 per share; mainly due to a significant land sale that closed during the third quarter of 2014, with none closing during the third quarter of 2015;
•	Revenue from Income Properties totaled approximately $5.0 million, an increase of 30%;
•	Revenue from Commercial Loan Investments totaled approximately $547,000, an increase of 43%; and
•	Revenue from Real Estate Operations totaled approximately $1.7 million, a decrease of 80%.

Operating results for the nine months ended September 30, 2015 (as compared to the same period in 2014):

•

Net income was $0.46 per share, a decrease of $0.53 per share; mainly due to a significant land sale that closed during the third quarter of 2014, with two smaller land sales closing during the second quarter of 2015, partially offset by two income property sales during the third quarter of 2015 and additional revenue generated by our expanded portfolio of income properties;

•	Revenue from Income Properties totaled approximately $13.4 million, an increase of 24%;
•	Revenue from Commercial Loan Investments totaled approximately $1.8 million, an increase of 15%; and
•	Revenue from Real Estate Operations totaled approximately $4.0 million, a decrease of 64%.

OTHER HIGHLIGHTS

Other highlights for the quarter ended September 30, 2015 include the following:

•

Repurchased 54,472 shares of the Company’s stock for approximately $3.0 million at an average purchase price of $55.05 per share, bringing the total share repurchase for the nine months ended September 30, 2015 to 70,236 shares for approximately $3.9 million;

•

Generated approximately $1.0 million of revenue from incentive payments received from the County of Volusia, Florida related to the 76 acre land sale that closed during the quarter ended September 30, 2014;

•

Received approximately $1.4 million from Kerogen Florida Energy Company LP as payment on approximately 25,000 acres in Hendry County, Florida for the fifth year of its eight-year oil exploration lease;

•	In July 2015, completed a $25.1 million acquisition of a multi-tenant office building in Jacksonville, Florida with 99% occupancy;
•	In September 2015, originated a $14.5 million first mortgage loan secured by an upper upscale Sheraton hotel in San Juan, Puerto Rico, at a rate of 30-day LIBOR plus 900 basis points;
•	Book value increased by $0.25 since December 31, 2014; and
•

Total cash (including restricted cash) as of September 30, 2015 was approximately $14.8 million. As of September 30, 2015, face value total debt to total market capitalization, net of total cash, was 31% with $75.0 million of borrowing commitment and approximately $48.8 million of available borrowing capacity on our credit facility, subject to borrowing base requirements.

Land Pipeline Update

•

As of September 30, 2015, the Company had executed definitive purchase and sale agreements with eight different buyers whose intended use for the land under contract includes residential (including multi-family), retail and mixed-use retail, and office.

•	In aggregate, the agreements represent the potential sale of over 1,900 acres, or 18% of our land holdings, with anticipated sales proceeds totaling approximately $79.3 million.
•	These agreements contemplate closing dates ranging from the fourth quarter of 2015 through 2018.
•

No land transactions were closed during the three months ended September 30, 2015, however, the Company expects certain of the transactions to close during the fourth quarter of 2015, although the buyers are not contractually obligated to close until after 2015.

•

The buyer of one of our land contracts (for approximately 15 acres) received unanimous Planning Board approval in September 2015 and unanimous approval at first reading on October 21, 2015 by the City Commission of the City of Daytona Beach, Florida (the “City Commission”) for a multi-family apartment development. Rezoning and Site Plan approval is scheduled for second and final reading at the November 4, 2015 City Commission meeting.

•

Each of the transactions are in varying stages of due diligence by the various buyers including, in some instances, having made submissions to the planning and development departments of the City of Daytona Beach and other permitting activities with other applicable governmental authorities. In addition to other customary closing conditions, the majority of these transactions are conditioned upon both the receipt of approvals or permits from those various governmental authorities, as well as other matters that are beyond our control. If such approvals are not obtained, the prospective buyers may have the ability to terminate their respective agreements prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any one of these potential land transactions being completed or the final terms, including the sales price.

Financial Results

Revenue

Total revenue for the quarter ended September 30, 2015 decreased 42% to approximately $8.3 million, as compared to approximately $14.2 million during the same period in 2014. This decrease was primarily the result of a decrease of approximately $7.0 million from our real estate operations as we closed a land sale in August 2014 which generated approximately $7.2 million in revenue and we closed no land transactions during the quarter ended September 30, 2015. This decrease was partially offset by an increase of approximately $1.2 million, or 30%, in revenue generated by our income properties, reflecting our increased portfolio of properties, and an increase of approximately $165,000, or 43%, in revenue from our commercial loan investments. Revenue from our income properties during the quarter ended September 30, 2015 included approximately $1.1 million of incremental rent revenue due to the addition of the Whole Foods Market Centre, acquired in October 2014, and the 245 Riverside Avenue property, acquired in July 2015.

Total revenue for the nine months ended September 30, 2015 decreased 16% to approximately $23.2 million, as compared to approximately $27.7 million during the same period in 2014. This decrease was primarily the result of a decrease of approximately $7.2 million from our real estate operations as we closed a land sale in August 2014 which generated approximately $7.2 million in revenue and we closed fewer land transactions during the nine months ended September 30, 2015. This decrease was partially offset by an increase of approximately $2.6 million, or 24%, in revenue generated by our income properties, reflecting our increased portfolio of properties, and an increase of approximately $235,000, or 15%, in revenue from our commercial loan investments. Revenue from our income properties during the nine months ended September 30, 2015 included approximately $2.0 million of incremental rent revenue due to the addition of the Whole Foods Market Centre, acquired in October 2014, and the 245 Riverside Avenue property, acquired in July 2015.

Net Income

Net income for the quarter ended September 30, 2015 was approximately $2.1 million, compared to approximately $3.5 million in the same period in 2014. Net income per share for the quarter ended September 30, 2015 was $0.36 per share, as compared to $0.60 per share during the same period in 2014, a decrease of $0.24 per share, or 40%. Our results in the third quarter of 2015 benefited from approximately $3.8 million in gains from the disposition of two non-core single-tenant income properties, a decrease in direct cost of revenues of approximately $2.7 million, or 49%, offset by a decrease in revenue of approximately $5.9 million, or 42%, and an increase in interest expense of approximately $1.3 million, or 232%. Included in the net decrease in direct cost of revenues of approximately $2.7 million was approximately $3.3 million of direct costs of revenues incurred in the third quarter of 2014 in connection with the land sale transaction completed in August 2014, offset by approximately $541,000 of increased direct costs of revenues for our income properties, which was primarily comprised of approximately $521,000 in increased operating expenses related to our recent multi-tenant investments including Williamson Business Park, the Whole Foods Market Centre, The Grove at Winter Park, and the 245 Riverside Avenue property. In addition, our net income was impacted by increased depreciation and amortization expense of approximately $531,000, or 60%, reflecting our increased income property portfolio, increased general and administrative expenses of approximately $1.3 million, or 84%, primarily due to an increase in stock compensation expense of approximately $309,000 and an environmental remediation accrual of approximately $500,000. In addition, the approximate $1.3 million increase in interest expense resulted from our $30.0 million fixed rate borrowing which closed in September 2014 (the “September 2014 Loan”) and our $75.0 million convertible debt issuance which closed in March 2015 (the “Notes”). Of the total increase in interest expense, approximately $265,000 was non-cash relating to the amortization of the discount on the Notes.

Net income for the nine months ended September 30, 2015 was approximately $2.7 million, compared to approximately $5.7 million in the same period in 2014. Net income per share for the nine months ended September 30, 2015 was $0.46 per share, as compared to $0.99 per share during the same period in 2014, a decrease of $0.53 per share, or 54%. Our results for the nine months ended September 30, 2015 benefited from approximately $3.8 million in gains from the disposition of two non-core single-tenant income properties, a decrease in direct cost of revenues of approximately $1.7 million, or 18%, offset by a decrease in revenue of approximately $4.5 million, or 16%, and an increase in interest expense of approximately $3.3 million, or 212%. Included in the net decrease in direct cost of revenues of approximately $1.7 million was approximately $3.3 million of direct costs of revenues incurred in the third quarter of 2014 in connection with the land sale transaction completed in August 2014, offset by approximately $1.0 million of increased direct costs of revenues for our income properties, which was primarily comprised of approximately $1.1 million in increased operating expenses related to our recent multi-tenant investments including Williamson Business Park, the Whole Foods Market Centre, The Grove at Winter Park, and the 245 Riverside Avenue property. In addition, our net income was impacted by increased depreciation and amortization expense of approximately $1.1 million, or 46%, reflecting our increased income property portfolio, increased general and administrative expenses of approximately $1.6 million, or 34%, primarily due to an increase in stock compensation expense of approximately $329,000 and an increase in environmental remediation accruals of approximately $390,000. In addition, the approximate $3.3 million increase in interest expense resulted from incurred debt of our September 2014 Loan and the Notes issuance. Of the total increase in interest expense, approximately $583,000 was non-cash relating to the amortization of the discount on the Notes.

CEO and CFO Comments on Operating Results

Mark E. Patten, senior vice president and chief financial officer, stated, “Our net income and earnings per share for the quarter compared favorably to our adjusted guidance, reflecting approximately $2.3 million in gains, after tax, from the disposition of two non-core, single-tenant income properties and approximately $631,000, after tax, in incentives earned on our prior land sale in 2014, while offset by a number of non-cash charges including increased stock compensation expense, an additional reserve for anticipated remediation costs on a small land parcel and legal costs related primarily to environmental matters.” Mr. Patten continued, “We remained active in our share buyback program during the quarter, acquiring nearly 55,000 shares, bringing our total repurchased shares to approximately 96,000 shares in the last two years.” Mr. Patten also said, “We’ve continued to grow our book value per share despite not having closed any meaningful land transactions yet this year and considering our share repurchases. We’re also pleased that our expanded income property portfolio and loan investment portfolio have continued to provide increasing and strong free cash flow generation.”

John P. Albright, president and chief executive officer, stated, “We measure our net asset value on a regular basis and believe that our recent share price is not representative of the net asset value of the Company and as a result, our repurchases of Company stock have been reflective of our view of the opportunistic discount in our share price.” Mr. Albright continued, “We also continue to seek opportunities to unlock value in our Company including accelerating our recycling of non-core income properties into higher quality properties.” Mr. Albright further noted, “We are encouraged by the entitlement progress made by the buyers of our land under contract and their continued efforts despite the timing delay of these potential closings.”

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including more than 1.2 million of square feet of income properties, as well as over 10,500 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

Forward-Looking Statements

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

Forward-looking statements are subject to certain events, factors and conditions, risks, uncertainties and assumptions that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Such risks and uncertainties include, among other things, prevailing market conditions, obtaining necessary governmental approvals and satisfying other closing conditions on land transactions, the timing for expected land transactions to close, and the Company’s exploration of a potential REIT conversion.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2015, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely.  For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, please see the Company’s filings with the Securities and Exchange Commission, including, but not limited to the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015.  Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Disclosures in this press release regarding the Company’s quarter-end financial results are preliminary and are subject to change in connection with the Company’s preparation and filing of its Form 10-K for the year ending December 31, 2015.  The financial information in this release reflects the Company’s preliminary results subject to completion of the year-end review process.  The final results for the year may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of financial statements.

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED BALANCE SHEETS

	(Unaudited) September 30, 2015	December 31, 2014
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$202,799,358	$191,634,698
Golf Buildings, Improvements, and Equipment	3,431,639	3,323,177
Other Furnishings and Equipment	1,036,648	1,008,150
Construction in Progress	487,456	—
Total Property, Plant, and Equipment	207,755,101	195,966,025
Less, Accumulated Depreciation and Amortization	(15,452,291)	(15,177,102)
Property, Plant, and Equipment—Net	192,302,810	180,788,923
Land and Development Costs ($11,329,574 Related to Consolidated VIE)	50,247,962	38,071,264
Intangible Assets—Net	14,740,833	10,352,123
Assets Held for Sale	4,231,425	—
Impact Fee and Mitigation Credits	4,692,581	5,195,764
Commercial Loan Investments	38,315,150	30,208,074
Cash and Cash Equivalents	4,219,044	1,881,195
Restricted Cash	10,625,517	4,440,098
Investment Securities	7,867,077	821,436
Refundable Income Taxes	—	267,280
Other Assets	6,115,169	4,566,291
Total Assets	$333,357,568	$276,592,448
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$1,384,811	$859,225
Accrued and Other Liabilities	7,192,014	6,071,202
Deferred Revenue	2,240,416	2,718,543
Accrued Stock-Based Compensation	106,446	560,326
Income Taxes Payable	201,433	—
Deferred Income Taxes—Net	35,910,210	34,038,442
Long-Term Debt	149,390,506	103,940,011
Total Liabilities	196,425,836	148,187,749
Shareholders’ Equity:
Consolidated-Tomoka Land Co. Shareholders' Equity:
Common Stock – 25,000,000 shares authorized; $1 par value, 6,056,401 shares issued and 5,945,695 shares outstanding at September 30, 2015; 5,922,130 shares issued and 5,881,660 shares outstanding at December 31, 2014	5,886,068	5,862,063
Treasury Stock – 110,706 shares at September 30, 2015; 40,470 shares at December 31, 2014	(5,239,167)	(1,381,566)
Additional Paid-In Capital	15,792,935	11,289,846
Retained Earnings	114,985,772	112,561,115
Accumulated Other Comprehensive Income (Loss)	(151,073)	73,241
Total Consolidated-Tomoka Land Co. Shareholders' Equity	131,274,535	128,404,699
Noncontrolling Interest in Consolidated VIE	5,657,197	—
Total Shareholders’ Equity	136,931,732	128,404,699
Total Liabilities and Shareholders’ Equity	$333,357,568	$276,592,448

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
Revenues
Income Properties	$5,034,090	$3,864,632	$13,426,817	$10,821,121
Interest Income from Commercial Loan Investments	546,640	382,087	1,816,834	1,581,746
Real Estate Operations	1,748,398	8,781,759	3,976,340	11,184,591
Golf Operations	949,083	994,651	3,935,076	3,844,428
Agriculture and Other Income	19,504	182,731	59,181	258,052
Total Revenues	8,297,715	14,205,860	23,214,248	27,689,938
Direct Cost of Revenues
Income Properties	(997,760)	(456,869)	(2,321,493)	(1,281,380)
Real Estate Operations	(316,613)	(3,572,082)	(1,221,189)	(4,017,659)
Golf Operations	(1,355,469)	(1,309,789)	(4,201,313)	(4,155,009)
Agriculture and Other Income	(51,484)	(34,158)	(149,830)	(144,690)
Total Direct Cost of Revenues	(2,721,326)	(5,372,898)	(7,893,825)	(9,598,738)
General and Administrative Expenses	(2,778,960)	(1,506,964)	(6,123,603)	(4,562,645)
Impairment Charges	—	(421,040)	(510,041)	(421,040)
Depreciation and Amortization	(1,417,129)	(886,618)	(3,644,620)	(2,505,007)
Gain on Disposition of Assets	3,763,140	—	3,781,329	—
Total Operating Expenses	(3,154,275)	(8,187,520)	(14,390,760)	(17,087,430)
Operating Income	5,143,440	6,018,340	8,823,488	10,602,508
Investment Income	170,466	14,246	395,743	42,564
Interest Expense	(1,892,145)	(569,154)	(4,847,081)	(1,554,583)
Income Before Income Tax Expense	3,421,761	5,463,432	4,372,150	9,090,489
Income Tax Expense	(1,349,480)	(1,984,741)	(1,721,896)	(3,388,483)
Net Income	2,072,281	3,478,691	2,650,254	5,702,006
Less: Net Loss Attributable to Noncontrolling Interest in Consolidated VIE	7,590	—	7,590	—
Net Income Attributable to Consolidated-Tomoka Land Co.	$2,079,871	$3,478,691	$2,657,844	$5,702,006

Per Share Information:
Basic
Net Income Attributable to Consolidated-Tomoka Land Co.	$0.36	$0.60	$0.46	$0.99
Diluted
Net Income Attributable to Consolidated-Tomoka Land Co.	$0.36	$0.60	$0.45	$0.99
Dividends Declared and Paid	$-	$-	$0.04	$0.03